OrthoPediatrics Corp. Reports Third Quarter 2025 Financial Results

Increased Third Quarter 2025 Revenue 12% Year-over-year, and Increased Adjusted EBITDA by 56% year-over-year

WARSAW, Ind., October 28, 2025 -- OrthoPediatrics Corp. (“OrthoPediatrics” or the “Company”) (Nasdaq: KIDS), a company focused exclusively on advancing the field of pediatric orthopedics, today announced its financial results for the third quarter ended September 30, 2025.

Third Quarter 2025 and Recent Business Highlights
•Helped over 37,000 children in the third quarter of 2025 and approximately 1.3 million children to date
•Generated new record high total revenue of $61.2 million for the third quarter of 2025, up 12% from $54.6 million in third quarter 2024; domestic revenue increased 14% and international revenue increased 6% in the quarter
•Generated total revenue excluding 7D capital sales of $60.7 million for the third quarter of 2025, up 17% from $51.8 million in the third quarter 2024. Domestic total revenue excluding 7D capital sales of $48.2 million for the third quarter of 2025, up 19% from $40.5 million in the prior year period
•Grew worldwide Trauma & Deformity revenue 17% and worldwide Scoliosis revenue 4% in the third quarter of 2025 compared to the third quarter of 2024
•Increased adjusted EBITDA by 56% to $6.2 million in the third quarter of 2025, compared to $4.0 million in the third quarter of 2024
•Free cash flow usage in the third quarter of 2025 was $3.4 million, an improvement of $8.2 million compared to $11.6 million in the third quarter of 2024
•Reported GAAP diluted loss per share of $(0.50) in the third quarter of 2025, compared to $(0.34) in the third quarter of 2024. Reported non-GAAP diluted loss per share of $(0.24) in the third quarter of 2025, compared to $(0.18) in the third quarter of 2024
•Completed first procedures with VerteGlide™ Spinal Growth Guidance System
•Received FDA approval for 3P™ Pediatric Plating Platform™ Small-Mini System, the second of several systems in the 3P family
•Full year 2025 revenue guidance now reflects a range of $233.5 million to $234.5 million, representing growth of 14% to 15% compared to prior year

David Bailey, President & CEO of OrthoPediatrics, commented "We are proud of the company’s overall third quarter performance. Although, 7D and Latin and South America did not meet our expectations, OrthoPediatrics continues to lead the pediatric orthopedic market by delivering comprehensive solutions that advance the care of children worldwide. Our focus remains on strong execution of our strategic initiatives including scaling OPSB, leveraging prior set deployments, and introducing innovative new products. We are confident this approach will drive revenue growth, increase adjusted EBITDA, and meaningfully reduce cash burn as we move toward achieving free cash flow break-even in 2026. Ultimately, we believe our strategy positions OrthoPediatrics to help more children than ever before."

Third Quarter 2025 Financial Results
Total revenue for the third quarter of 2025 was $61.2 million, a 12% increase compared to $54.6 million for the same period last year. U.S. revenue for the third quarter of 2025 was $48.7 million, a 14% increase compared to $42.7 million for the same period last year, representing 80% of total revenue. The increase in revenue in the third quarter of 2025 was driven primarily by growth in Scoliosis, Trauma and Deformity, and OPSB products, offset by a decline in 7D unit sales. International revenue for the third quarter of 2025 was $12.5 million, an 6% increase compared to $11.9 million for the same period last year, representing 20% of total revenue. Growth in the quarter was primarily driven by a strong performance across global Trauma and Deformity, Scoliosis and OP Specialty Bracing, partially offset by lower stocking and set sales to Latin and South America.

Trauma and Deformity revenue for the third quarter of 2025 was $44.1 million, a 17% increase compared to $37.6 million for the same period last year. This growth was driven primarily by PNP Femur, PNP Tibia, DF2 and OPSB. Scoliosis revenue was $16.3 million, a 4% increase compared to $15.6 million for the third quarter of 2024. The growth was driven by increased sales of Response and ApiFix non-fusion system, and revenue generated from FIREFLY, offset by a decline in 7D unit sales. Sports Medicine/Other revenue for the third quarter of 2025 was $0.8 million, a 35% decrease compared to $1.3 million for the same period last year.

Gross profit for the third quarter of 2025 was $45.3 million, a 13% increase compared to $40.1 million for the same period last year. Gross profit margin for the third quarter of 2025 was 74%, compared to 73% for the same period last year. The change in gross margin was primarily driven by favorable product sales mix as a result of lower 7D capital unit sales and lower stocking and set sales to Latin and South American, which generates lower gross profit margin.

Total operating expenses for the third quarter of 2025 were $54.7 million, a 20% increase compared to $45.6 million for the same period last year. The increase was mainly driven by restructuring charges, intangible asset impairment expense, increased non-cash stock compensation as well as ongoing growth of the OPSB clinics.

Sales and marketing expenses increased $1.9 million, or 11%, to $18.7 million in the third quarter of 2025. The increase was driven primarily by increased sales commission expenses and an overall increase in volume of units sold.

Research and development expenses decreased $0.2 million, or 9%, to $2.3 million in the third quarter of 2025. The decrease was driven primarily due to the timing of product development third party invoices during the third quarter of 2025.

General and administrative expenses increased $2.9 million, or 11%, to $29.2 million in the third quarter of 2025. The increase was driven primarily by increased non-cash stock compensation as well as ongoing growth of the OPSB clinics.

Intangible asset impairment recorded during the third quarter of 2025 was $2.3 million, as a result of completing our annual impairment analysis for our tradenames, where we determined the fair value of the ApiFix, Telos, and Medtech trademark assets were below the carrying value. Additionally, a Telos customer relationship intangible asset was written off in during the third quarter. We recorded an impairment charge to reduce the carrying amount of the intangible assets to their estimated fair value.

Restructuring charges recorded during the third quarter of 2025 was $2.3 million related to the Company's global restructuring plan started in the fourth quarter of 2024 aimed at improving operational efficiency, reducing operating costs, as well as reducing staffing. The third quarter of 2025 restructuring charges include $1.9 million goodwill write-off related to the exit of the Telos entity.

Total other expense of $2.5 million for the third quarter of 2025, compared to other expense of $3.6 million for the same period last year. The reduction of expense was primarily driven by an increase in foreign exchange translation gain.

Net loss for the third quarter of 2025 was $11.8 million, compared to $7.9 million for the same period last year. Net loss per share for the period was $0.50 per basic and diluted share, compared to $0.34 per basic and diluted share for the same period last year. Non-GAAP net loss per share for the period was $0.24 per basic and diluted share, compared to $0.18 per basic and diluted share for the same period last year.

Adjusted EBITDA for the third quarter of 2025 was $6.2 million as compared to $4.0 million for the third quarter of 2024.

Weighted average basic and diluted shares outstanding for the three months ended September 30, 2025, was 23,565,779 shares.

As of September 30, 2025, cash, cash equivalents, short-term investments and restricted cash were $59.8 million compared to $70.8 million as of December 31, 2024. Free cash flow usage for the third quarter of 2025 was $3.4 million compared to $11.6 million in the third quarter of 2024.

Full Year 2025 Financial Guidance
For the full year of 2025, the Company's revenue guidance now reflects a range of $233.5 million to $234.5 million, representing growth of 14% to 15% over 2024 revenue. The Company reiterated annual set deployment to be $15.0 million and reiterated $15.0 million to $17.0 million of adjusted EBITDA for the full year of 2025.

Conference Call
OrthoPediatrics will host a conference call on Tuesday, October 28, 2025, at 4:30 p.m. ET to discuss the results. Investors interested in listening to the conference call may do so by accessing a live and archived webcast of the event at www.orthopediatrics.com, on the Investors page in the Events & Presentations section. The webcast will be available for replay for at least 90 days after the event.

Forward-Looking Statements
This press release includes "forward-looking statements" within the meaning of U.S. federal securities laws. You can identify forward-looking statements by the use of words such as "may," "might," "will," "should," "expect,"
"plan," "anticipate," "could," "believe," "estimate," "project," "target," "predict," "intend," "future," "goals," "potential,” "objective," "would" and other similar expressions. Forward-looking statements involve risks and uncertainties, many of which are beyond OrthoPediatrics’ control. Important factors could cause actual results to differ materially from those in the forward-looking statements, including, among others: the risks related to widespread health emergencies, such as COVID-19 and respiratory syncytial virus, the impact such pandemics, epidemics and infectious disease outbreaks may have on the demand for our products, and our ability to respond to the related challenges; and the risks, uncertainties and factors set forth under "Risk Factors" in OrthoPediatrics’ Annual Report on Form 10-K filed with the SEC on March 5, 2025, as updated and supplemented by our other SEC reports filed from time to time. Forward-looking statements speak only as of the date they are made. OrthoPediatrics assumes no obligation to update forward looking statements to reflect actual results, subsequent events, or circumstances or other changes affecting such statements except to the extent required by applicable securities laws.

Use of Non-GAAP Financial Measures
This press release includes certain non-GAAP financial, measures, such as adjusted diluted (loss) earnings per share and Adjusted EBITDA, which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted loss per share in this press release represents diluted loss per share on a GAAP basis, plus, intangible asset impairment, restructuring charges, tariff cost, European Union Medical Device Regulation fees increase, acquisition related costs, loss on early extinguishment of debt, and minimum purchase commitment costs. We believe that providing the non-GAAP diluted loss per share excluding these expenses, as well as the GAAP measures, assists our investors because such expenses are not reflective of our ongoing operating results. Adjusted EBITDA in this release represents net loss, plus interest expense, net plus other expense (income), income tax (benefit) charge, depreciation and amortization, stock-based compensation expense, intangible asset impairment, restructuring charges, tariff costs, European Union Medical Device Regulation fees increase, acquisition related costs, loss on early extinguishment of debt, and the cost of minimum purchase commitments. The Company believes the non-GAAP measures provided in this earnings release enable it to further and more consistently analyze the period-to-period financial performance of its core business operating performance. Management uses these metrics as a measure of the Company’s operating performance and for planning purposes, including financial projections. The Company believes these measures are useful to investors as supplemental information because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to, or superior to, net income or loss as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, the measure is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as debt service requirements, capital expenditures and other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and other potential cash requirements. In evaluating these non-GAAP measures, you should be aware that in the future the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP diluted loss per share or Adjusted EBITDA should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using these adjusted measures on a supplemental basis. The Company’s definition of these measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation. The schedules below contain reconciliations of GAAP diluted loss per share to non-GAAP diluted loss per share and net loss to non-GAAP Adjusted EBITDA.

About OrthoPediatrics Corp.
Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 82 systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and over 75 countries outside the United States. For more information, please visit www.orthopediatrics.com.

Investor Contact
Philip Trip Taylor
Gilmartin Group
philip@gilmartinir.com
415-937-5406

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In Thousands, Except Share Data)

	September 30, 2025	December 31, 2024

ASSETS
Current assets:
Cash	$16,826	$43,820
Restricted cash	2,058	1,957
Short-term investments	40,902	25,013
Accounts receivable - trade, net of allowances of $1,486 and $1,145, respectively	51,274	42,357
Inventories, net	128,807	117,005
Prepaid expenses and other current assets	5,985	7,021
Total current assets	245,852	237,173

Property and equipment, net	51,204	50,596

Other assets:
Amortizable intangible assets, net	63,262	64,427
Goodwill	103,613	93,844
Other intangible assets	15,941	16,752
Other non-current assets	13,614	10,417
Total other assets	196,430	185,440

Total assets	$493,486	$473,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$7,164	$8,908
Accrued compensation and benefits	13,821	13,888
Current portion of long-term debt with affiliate	166	160
Current portion of acquisition installment payable	1,181	1,347
Other current liabilities	10,900	9,659
Total current liabilities	33,232	33,962

Long-term liabilities:
Long-term loan	48,065	23,957
Long-term convertible note	48,327	47,913
Long-term debt with affiliate, net of current portion	326	451
Other long-term debt, net of current portion	2,456	635
Acquisition installment payable, net of current portion	227	2,452
Deferred income taxes	3,804	3,381
Other long-term liabilities	7,740	5,892
Total long-term liabilities	110,945	84,681

Total liabilities	144,177	118,643

Stockholders' equity:
Common stock, $0.00025 par value; 50,000,000 shares authorized; 25,077,330 shares and 24,217,508 shares issued as of September 30, 2025 and December 31, 2024, respectively	6	6
Additional paid-in capital	618,041	600,897
Accumulated deficit	(265,109)	(235,564)
Accumulated other comprehensive loss	(3,629)	(10,773)
Total stockholders' equity	349,309	354,566
Total liabilities and stockholders' equity	$493,486	$473,209

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net revenue	$61,250	$54,573	$174,743	$152,060
Cost of revenue	15,976	14,513	47,188	39,027
Gross profit	45,274	40,060	127,555	113,033

Operating expenses:
Sales and marketing	18,652	16,750	54,327	47,512
General and administrative	29,155	26,299	89,878	78,358
Intangible asset impairment	2,268	—	2,268	—
Restructuring	2,294	—	5,305	—
Research and development	2,333	2,577	6,843	8,118
Total operating expenses	54,702	45,626	158,621	133,988

Operating loss	(9,428)	(5,566)	(31,066)	(20,955)

Other expense (income):
Interest expense, net	1,822	404	4,064	1,302
Loss on early extinguishment of debt	—	3,230	—	3,230
Other expense (income)	648	(63)	(5,705)	33
Total other expense (income), net	2,470	3,571	(1,641)	4,565

Net loss before income taxes	$(11,898)	$(9,137)	$(29,425)	$(25,520)
Income tax charge (benefit)	(125)	(1,218)	120	(3,767)
Net loss	$(11,773)	$(7,919)	$(29,545)	$(21,753)
Weighted average common stock - basic and diluted	23,565,779	23,171,249	23,420,158	23,046,155
Net loss per share – basic and diluted	$(0.50)	$(0.34)	$(1.26)	$(0.94)

ORTHOPEDIATRICS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)(In Thousands)

	Nine Months Ended September 30,
	2025	2024
OPERATING ACTIVITIES
Net loss	$(29,545)	$(21,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Goodwill and other intangible asset impairment	4,163	—
Depreciation and amortization	15,517	15,087
Stock-based compensation	13,362	9,660
Loss on early extinguishment of debt	—	3,230
Accretion of acquisition installment payable	105	599
Deferred income taxes	120	(3,907)
Non-cash other	(88)	—
Changes in certain current assets and liabilities:
Accounts receivable - trade	(8,270)	(5,178)
Inventories	(7,893)	(14,154)
Prepaid expenses and other current assets	176	(2,134)
Accounts payable - trade	(1,961)	(1,768)
Accrued expenses and other liabilities	790	308
Other	(1,675)	(3,051)
Net cash used in operating activities	(15,199)	(23,061)

INVESTING ACTIVITIES
Acquisition of Boston O&P, net of cash acquired	—	(20,225)
Acquisitions, net of cash acquired	(8,852)	(475)
Sale of short-term marketable securities	—	49,855
Investment in private companies	(2,007)	(380)
Purchase of short-term marketable securities	(15,000)	(25,000)
Purchases of property and equipment	(10,511)	(14,525)
Net cash used in investing activities	(36,370)	(10,750)

FINANCING ACTIVITIES
Proceeds from issuance of debt	25,000	73,533
Payments on mortgage notes	(119)	(113)
Payment of debt issuance costs	—	(3,085)
Payment on debt	—	(12,231)
Installment payment for ApiFix	—	(2,250)
Installment payment for MedTech	—	(1,250)
Payments on clinic acquisition notes	(489)	(928)
Net cash provided by financing activities	24,392	53,676

Effect of exchange rate changes on cash, cash equivalents and restricted cash	284	153
NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(26,893)	20,018

Cash, cash equivalents and restricted cash, beginning of period	$45,777	$33,027
Cash, cash equivalents and restricted cash, end of period	$18,884	$53,045

	Nine Months Ended September 30,
	2025	2024
SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$4,562	$1,381
Transfer of instruments from property and equipment and inventory	$1,881	$966
Issuance of common shares for ApiFix installment	$—	$6,929
Issuance of common shares for MedTech installment	$226	$133
Issuance of common shares to settle an obligation with a vendor	$1,261	$—
Right-of-use assets obtained in exchange for lease liabilities	$4,812	$3,220
Issuance of common shares in connection with Boston O&P acquisition	$233	$—
Capital contribution associated with reclassification of MedTech liability to equity	$2,062	$—
Debt issuance costs not yet paid	$—	$260

ORTHOPEDIATRICS CORP.
NET REVENUE BY GEOGRAPHY AND PRODUCT CATEGORY
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by geographic location:	2025	2024	2025	2024
U.S.	$48,718	$42,714	$137,757	$118,269
International	12,532	11,859	36,986	33,791
Total	$61,250	$54,573	$174,743	$152,060

	Three Months Ended September 30,		Nine Months Ended September 30,
Product sales by category:	2025	2024	2025	2024
Trauma and deformity	$44,143	$37,642	$123,665	$108,715
Scoliosis	16,261	15,635	48,447	39,521
Sports medicine/other	846	1,296	2,631	3,824
Total	$61,250	$54,573	$174,743	$152,060

ORTHOPEDIATRICS CORP.
RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net loss	$(11,773)	$(7,919)	$(29,545)	$(21,753)
Interest expense, net	1,822	404	4,064	1,302
Other expense (income)	648	(63)	(5,705)	33
Income tax (benefit) charge	(125)	(1,218)	120	(3,767)
Depreciation and amortization	5,299	5,280	15,517	15,087
Intangible asset impairment	2,268	—	2,268	—
Stock-based compensation	4,251	3,922	13,362	9,660
Restructuring charges	2,294	—	5,305	—
Tariff cost	306	—	954	—
European Union Medical Device Regulation fees increase	—	—	109	—
Acquisition related costs	943	117	2,532	504
Loss on early extinguishment of debt	—	3,230	—	3,230
Minimum purchase commitment cost	261	224	960	1,200
Adjusted EBITDA	$6,194	$3,977	$9,941	$5,496

ORTHOPEDIATRICS CORP.
RECONCILIATION OF DILUTED LOSS PER SHARE TO NON-GAAP ADJUSTED DILUTED LOSS PER SHARE
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Loss per share, diluted (GAAP)	$(0.50)	$(0.34)	$(1.26)	$(0.94)
Intangible asset impairment	0.10	—	0.10	—
Restructuring charges	0.10	—	0.23	—
Tariff cost	0.01	—	0.04	—
European Union Medical Device Regulation fees increase	—	—	—	—
Acquisition related costs	0.04	0.01	0.11	0.02
Loss on early extinguishment of debt	—	0.14	—	0.14
Minimum purchase commitment cost	0.01	0.01	0.04	0.05
Loss per share, diluted (non-GAAP)	$(0.24)	$(0.18)	$(0.74)	$(0.73)